                                                                    Exhibit 9(c)

                         ACCOUNTING SERVICES AGREEMENT

     THIS AGREEMENT, dated as of the 31st day of March, 1993 made by and between The Stratton Funds, Inc. (the "Funds") a corporation operating as an open-end management investment company, duly organized and existing under the laws of the State of Maryland, and Fund/Plan Services, Inc. (the "Company") a corporation duly organized and existing under the laws of the State of Delaware.

                                WlTNESSETH THAT:

     WHEREAS, the Fund consists of a series of Funds, at present namely:
Stratton Small-Cap Yield Fund; and

     WHEREAS, the Fund desires to appoint the Company as its Accounting Services Agent to maintain and keep current the books, accounts, records, journals or other records of original entry relating to the business of the Fund as set forth in Section 2 of this Agreement (the Accounts and Records) and to perform certain other functions in connection with such accounts and records; and

     WHEREAS, the Company is willing to perform such functions upon the terms and conditions set forth below; and

     WHEREAS, the Fund will cause to be provided certain information to the Company as set forth below; and

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1. For purposes of this Agreement, the terms Oral Instructions and Written Instructions shall mean:

     Oral Instructions: The term Oral Instruction shall mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Company in person or by telephone, telegram, telecopy, or other mechanical or documentary means lacking a signature, by a person or persons believed in good faith by the Company to be a person or persons authorized by a resolution of the Board of Directors of the Fund, to give Oral Instructions on behalf of the Fund.

     Written Instructions: The term Written Instruction shall mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to the Company in original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature believed in good faith by the Company to be the signature of a person authorized by a resolution of the Board of Directors of the Fund to give Written Instructions on behalf of the Fund.

     The Fund shall file with the Company a certified copy of each resolution of its Board of Directors authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

     Section 2. To the extent it receives the necessary information from the Fund or its agents by Written or Oral Instructions, the Company shall maintain and keep current the following Accounts and Records relating to the business of the Fund, in such form as may be mutually agreed to between the Fund and the
Company:

          (a) Cash Receipts Journal
          (b) Cash Disbursements Journal
          (c) Dividends Paid and Payable Schedule
          (d) Purchase and Sales Journals - Portfolio Securities
          (e) Subscription and Redemption Journals
          (f) Security Ledgers - Transaction Report and Tax Lot Holdings Report
          (g) Broker Ledger - Commission Report

          (h) Daily Expense Accruals
          (i) Daily Interest Accruals
          (j) Daily Trial Balance
          (k) Portfolio Interest Receivable and Income Journal
          (l) Portfolio Dividend Receivable and Income Register
          (m) Listing of Portfolio Holdings - showing cost, market value and percentage of portfolio comprised of each security.

     The necessary information to perform the above functions and the calculation of the Fund's net asset value as provided below, is to be furnished by Written or Oral Instructions to the Company daily (in accordance with the time frame identified in Section 7) prior to the close of trading on the New York Stock Exchange.

     Section 3. The Company shall perform the ministerial calculations necessary to calculate the Fund's net asset value daily, in accordance with the Fund's current Prospectus and utilizing the information described in this Section. Portfolio items for which market quotations are available by the Company's use of an automated financial information service ("Service") shall be based on the closing prices of such Service except where the Fund has given or caused to be given specific Written or Oral Instructions to Utilize a different value. All of the portfolio securities shall be given such values as the Fund provides by Written or Oral Instructions including all restricted securities and other securities requiring valuation not readily ascertainable solely by such Service. The Company shall have no responsibility or liability for the accuracy of prices quoted by such Service; for the accuracy of the information supplied by the Fund; or for any loss, liability, damage, or cost arising out of any inaccuracy of such data. The Company shall have no responsibility or duty to include information or valuations to be provided by the Fund in any computation unless and until it is timely supplied to the Company in usable form.

     Section 4. For all purposes under this Agreement, the Company is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents on behalf of the Fund. In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered, and in cases where the Company receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Fund shall cause the broker/dealer to send a written confirmation to the Company. The Company shall be entitled to rely on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event a Written or Oral Instruction received by the Company is countermanded by a timely later Written or Oral Instruction received by the Company prior to acting upon such countermanded Instruction, the Company shall act upon such later Written or Oral Instruction. The sole obligation of the Company with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or broker/dealer written confirmation shall be to make reasonable efforts to detect any such discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Fund. The Fund shall be responsible, at the Fund's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires the Company to act the Fund shall give the Company specific Written Instruction as to the action required.

     Section 5. The Fund shall cause the Fund's Custodian to forward to the Company a daily statement of cash and portfolio transactions and, at the end of each month, the Fund shall cause the Fund's Custodian to forward to the Company a monthly statement of portfolio transactions, which will be reconciled with the Company's Accounts and Records maintained for the Fund. The Company will report any discrepancies to the Custodian, and report any unreconciled items to the Fund.

     Section 6. The Company shall promptly supply daily and periodic reports of the Fund as requested by the Fund and agreed upon by the Company.

     Section 7. The Fund shall provide and shall require each of its agents (including without limitation its Transfer Agent and its Custodian) to provide the Company as of the close of each business day, or on such other schedule as the Fund determines is necessary, with Written or Oral Instructions (to be delivered to the company by 11:00 AM Eastern Time the next following business day) containing all data and information necessary for the Company to maintain the Fund's Accounts and Records and the Company may conclusively assume that the information it receives by Written or Oral Instructions is complete and accurate. The Fund is responsible to provide or cause to be provided to the Company reports of share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation.

     Section 8. The Accounts and Records, in the agreed upon format, maintained by the Company shall be the property of the Fund, and shall be made available to the Fund promptly upon request and shall be maintained for the periods prescribed in Rule 31a-2 under the Investment Company Act of 1940, as amended. The Company shall assist the Fund's independent auditors, or upon approval of the Fund, or upon demand, any regulatory body, in any requested review of the Fund's Accounts and Records but shall be reimbursed for all expenses and employee time invested in any such review of the Fund's Accounts and Records outside of routine and normal periodic review and audits. Upon receipt from the Fund of the necessary information, the Company shall supply the necessary data for the Fund or accountant's completion of any necessary tax returns, questionnaires, periodic reports to Shareholders and such other reports and information requests as the Fund and the Company shall agree upon from time to time.

     Section 9. In case of any request or demand for the inspection of the Share records of the Fund, Company, as Accounting Services Agent, shall endeavor to notify the Fund and to secure instructions as to permitting or refusing such inspection. However, Company may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

     Section 10. The Company and the Fund may from time to time adopt such procedures as they agree upon in writing, and the Company may conclusively assume that any procedure approved by the Fund or directed by the Fund, does not conflict with or violate any requirements of its Prospectus, Articles of Incorporation, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Fund shall be responsible for notifying the Company of any changes in regulations or rules which might necessitate changes in the Company's procedures, and for working out with the Company such changes.

     Section 11. (a) The Company, its directors, officers, employees, shareholders, and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except losses resulting from willful misfeasance, bad faith or gross negligence on the part of the Company in the performance of its obligations and duties under this Agreement.

                 (b) Any person, even though also a director, officer, employee, shareholder or agent of the Company, who may be or become an officer, trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting on any business of the Fund (other than services or business in connection with the Company's duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of the Company even though paid by it.

                 (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless the Company, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Company may sustain or incur or which may be asserted against the Company by any person by reason of, or as a result of: (i) any action taken or omitted to be taken by the Company in good faith hereunder; (ii) in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund or upon the opinion of legal counsel for the Fund or its own counsel; or (iii) any action taken or omitted to be taken by the Company in connection with its appointment in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. However, indemnification under this subparagraph shall not apply to actions or omissions of the Company or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

                 (d) The Company shall give written notice to the Fund within ten (10) business days of receipt by the Company of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. However, the failure to notify the Fund of such written assertion or claim shall not operate in any manner whatsoever to relieve the Fund of any liability arising from this Section or otherwise, except to the extent failure to give notice prejudices the Fund.

                 (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of the Company at its own expense and through counsel of its own choosing if it gives written notice to the Company within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, the Company may participate in the litigation at its own expense through counsel of its own choosing. If the Fund does choose to defend or prosecute such claim, then the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

                 (f) The Fund shall not settle any claim without the Company's express written consent which shall not be unreasonably withheld. The Company shall not settle any claim without the Fund's express written consent which shall not be unreasonably withheld.

     Section 12. All financial data provided to, processed by, and reported by the Company under this Agreement shall be stated in United States dollars. The Company shall have no obligation to convert to, equate, or deal in foreign currencies or values, and expressly assumes no liability for any currency conversion or equation computations relating to the affairs of the Fund.

     Section 13. The Fund agrees to pay Company compensation for its services and to reimburse it for expenses, as set forth in Schedule A attached hereto, or as shall be set forth in amendments to such Schedule approved by the Fund and the Company. The Fund authorizes the Company to debit the Fund's Custody account for invoices which are rendered for the services performed for the accounting agent function. The invoices for the service will be sent to the Fund after the debiting with the indication that payment has been made.

     Section 14. Nothing contained in this Agreement is intended to or shall require the Company, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next succeeding business day on which the New York Stock Exchange is open. Not withstanding the foregoing, the Company shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Investment Company Act of 1940, as amended.

     Section 15. (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date hereof and shall continue in force from year to year thereafter, but only so long as such continuance is approved, (1) by the Company, (2) by vote, cast in person at a meeting called for the purpose, of a majority of the Fund's Directors who are not parties to this Agreement or interested persons (as defined in the Act) of any such party, and (3) by vote of a majority of the Fund's Board of Directors or a majority of the Fund's outstanding voting securities.

          (b) The fee schedule will be fixed for the initial two (2) year period from the date of the Agreement. After the initial two (2) year period, the fee will be subject to annual review.

          (c) The Fund or the Company may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, not less than one hundred twenty (120) days after the giving of the notice. Upon the effective termination date, the Fund shall pay to the Company such compensation as may be due as of the date of termination and shall likewise reimburse the Company for any out-of-pocket expenses and disbursements reasonably incurred by the Company to such date.

          (d) In the event that in connection with termination of this Agreement a successor to any of the Company's duties or responsibilities under this Agreement is designated by the Fund by written notice to the Company, the Company shall, promptly upon such termination and at the expense of the Fund, transfer all Required Records and shall cooperate in the transfer of such duties and responsibilities.

          (e) The Fund acknowledges that in order for the Company to perform the services contemplated hereunder, Company has made and will make significant investments of time and money. If this Agreement is terminated for reasons other than a material breach by the Company prior to the expiration of the initial term of this Agreement, the Fund will pay the Company twenty percent (20%) of the minimum fees remaining for the unexpired term of the Agreement.

     Section 16. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid to the respective parties as follows:

          If to the Fund:
          The Stratton Funds, Inc.
          610 W. Germantown Pike, Suite 361
          Plymouth Meeting, PA 19462
          Attention: James W. Stratton, Chairman

          If to the Company:
          Fund/Plan Services, Inc.
          2 West Elm Street Conshohocken, PA 19428
          Attention: Nancy E. Kuhn, Senior Vice President


     Section 17. This Agreement may be amended from time to time by supplemental agreement executed by the Fund and the Company and the compensation stated in Schedule A attached hereto may be adjusted accordingly as mutually agreed upon.

     Section 18. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

     Section 19. This Agreement sets form the entire understanding of the parties with resect to the provisions contemplated hereby, and supersedes any and all prior agreements, arrangements and understandings relating to such services.

     Section 20. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers and their corporate seals hereunto duly affixed and attested, as of the day and year first above written:


ATTEST                                    THE STRATTON FUNDS, INC.



/s/ Patricia L. Sloan                     By:/s/ James W. Stratton
---------------------                        ---------------------
                                          Name:James W. Stratton
                                               -----------------
                                          Title:Chairman
                                                --------



ATTEST                                    FUND/PLAN SERVICES, INC.



/s/ Terence James Reilly                  By:/s/Nancy E. Kuhn
------------------------                     ----------------
                                          By: Nancy E. Kuhn
                                          Title: Senior Vice President

                                                                      SCHEDULE A

                   ACCOUNTING & PORTFOLIO VALUATION SERVICES
                                      FOR
                            THE STRATTON FUNDS, INC.
                         Stratton Small-Cap Yield Fund

--------------------------------------------------------------------------------

     The Accounting Services Unit (ASU) is pleased to provide a comprehensive level of service to The Stratton Funds, Inc. You may expect standard services as follows (additional services may be completed upon request):


Daily Accounting Services
-------------------------


     1)   Calculate Net Asset Value (and Offering Price) Per Share:
          ---------------------------------------------------------
           Update the daily market value of securities held by the Fund using
            Fund/Plan Services' standard agents for pricing domestic equity, bond and foreign securities. The standard domestic equity pricing service is Quotron Systems, Inc. and Muller Data Corporation is used for bond and foreign paces.
           If necessary, enter manual paces supplied by client and/or broker. Prepare NAV proof sheet. Review components of change in NAV for reasonableness.
           Review variance reporting on-line and in- hard copy for price changes in individual securities using variance levels established by client. Verify US dollar security prices exceeding variance levels by notifying client and pricing sources of noted variance.
           Review for ex-dividend items indicated by pricing sources; trace to general ledger for agreement.
           Communicate required pricing information (NAY/POP) to client, Transfer Agent and, electronically, to NASDAQ.

     2) Determine and Report Cash Availability to Fund by 9:30 AM Eastern
        -----------------------------------------------------------------
        Time:
        -----
           Receive daily cash and transaction statements from the Custodian by 8:30 AM Eastern time.
           Receive previous day shareholder activity reports from the
            Fund's Transfer Agent by 8:30 AM Eastern time.
           Fax hard copy Cash Availability calculations with all details to client.
           Supply client with 5-day cash projection report.
           Prepare and complete daily bank cash reconciliations including documentation of any reconciling items and notify the custodian/client.

              Accounting & Portfolio Valuation Services - Page #2
                            The Stratton Funds, Inc.
                         Stratton Small Cap Yield Fund

     3) Reconcile and Record All Daily Expense Accruals:
        ------------------------------------------------
           Accrue expenses based on client supplied budget either as
            percentage of Fund's net assets or specific dollar amounts. If applicable, monitor expense limitations established by client.
           If applicable, accrue daily amortization of Organizational
            Expense.
           If applicable, complete daily accrual of 12(b)1 expenses.

     4) Verify and Record All Daily Income Accruals for Debt Issues:
        ------------------------------------------------------------
           Review and verify all system generated Interest and Amortization reports.
           Establish unique security codes for bond issues to permit segregated Trial Balance income reporting.

     5) Monitor Domestic Securities Held for Cash Dividends, corporate
        ----------------------------------------------------
        actions and capital changes such as splits, mergers, spinoffs, etc. and process appropriately.
           Monitor electronically received information from Muller Data
            Corporation for all domestic securities.
           Review current daily security trades for dividend activity. Interface with custodian to monitor timely collection and postings of corporate actions, dividends and interest.

     6) Enter All Security Trades on Investment Accounting System (IAS) based
        ---------------------------------------------------------------
        on written instructions from the client or custodian.
           Review system verification of trade and interest calculations. Verify settlement through the Custodian statements.
           Maintain security ledger transaction reporting.
           Maintain tax lot holdings.
           Determine realized gains or losses on security trades.
           Provide complete broker commission reporting.

     7) Enter All Fund Share Transactions on IAS:
        -----------------------------------------
           Process activity identified on the Transfer Agent reports. Verify settlement through the Custodian statements.
           Reconcile to the Fund/Plan Services' Transfer Agent report balances.

              Accounting & Portfolio Valuation Services - Page #3
                            The Stratton Funds, Inc.
                         Stratton Small-Cap Yield Fund

     8) Prepare and Reconcile/Prove Accuracy of the Daily Trial Balance
        ----------------------------------------------------------------
        (listing all asset, liability, equity, income and expense accounts)
           Post manual entries to the general ledger.
           Post custodian bank activity.
           Post shareholder and security transactions.
           Post and verify system generated activity, i.e., income and expense accruals.
           Prepare general ledger net cash proof used in NAV calculation.

     9) Review and Reconcile With Custodian Statements:
        -----------------------------------------------
           Verify all posted interest, dividends, expenses, and shareholder and security payments/receipts, etc. (Discrepancies will be reported to and resolved by the Custodian.)
           Post all cash settlement activity to the Trial Balance.
           Reconcile to ending cash balance accounts.
           Clear IAS subsidiary reports with settled- amounts.
           Track status of past due items and failed trades handled by the Custodian.

     10) Submission of Daily Accounting Reports to Client: (Additional
         -------------------------------------------------
         reports readily available.)
           Trial Balance
           Portfolio Valuation (listing inclusive of holdings, costs, market values, unrealized appreciation/depreciation and percentage of portfolio composed of each security).
           NAV Calculation Report
           Cash Availability
           5-Day Cash Projection Report

                          Monthly Accounting Services
                          ---------------------------

     1) Full Financial Statement Preparation (automated Statements of Assets
        ------------------------------------
        and Liabilities, of Operations and of Changes in Net Assets) and submission to client by 10th business day.

     2) Submission of Monthly Automated IAS Reports to Fund/Client:
        -----------------------------------------------------------
           Security Purchase/Sales Journal
           Interest and Maturity Report
           Brokers Ledger (Commission Report)
           Security Ledger Transaction Report with Realized Gains/Losses Security Ledger Tax Lot Holdings Report
           Additional reports available upon request

              Accounting & Portfolio Valuation Services - Page #4
                            The Stratton Funds, Inc.
                         Stratton Small-Cap Yield Fund

     3) Reconcile Accounting Asset Listing to Custodian Asset Listing:
        --------------------------------------------------------------
           Report any security balance discrepancies to the custodian/client.

     4) Provide Monthly Analysis and Reconciliation of Additional Trial
        ---------------------------------------------------------------
Balance Accounts, such as:
-----------------
           Security cost and realized gains/losses
           Interest/dividend receivable and income
           Payable/receivable for securities purchased and sold
           Payable/receivable for fund shares; issued and redeemed Expense payments and accruals analysis

     5) If Appropriate, Prepare and Submit to Client:
        ---------------------------------------------
           SEC yield- reporting (non-money market funds with domestic and
            ADR securities only).
           Income by state reporting
           Standard Industry Code Valuation Report
           Alternative Minimum Tax Income segregation schedule

                  Annual (and Semi-Annual) Accounting Services
                  --------------------------------------------

     1) Assist and supply auditors with schedules supporting securities and shareholder transactions, income and expense accruals, etc. during the year in accordance with standard audit assistance requirements.

     2) Provide NSAR Reporting (Accounting Questions):
        If applicable, answer the following items:
        2, 12B, 20, 21, 22, 23, 28, 30A, 31, 32, 35, 36, 37, 43, 53, 55, 62, 63,
        64B, 71, 72, 73, 74, 75, 76

                                 FEE SCHEDULE                         SCHEDULE B
                                      FOR
                               THE STRATTON INC.
                         Stratton Small-Cap Yield Fund

                  (All fees are fixed for a period of two (2)
                  years from the effective date of the Fund.)
--------------------------------------------------------------------------------


FUND ACCOUNTING AND PORTFOLIO VALUATION SERVICES (Investments in U.S.Dollar
------------------------------------------------
Denominated Securities Only)

I.   Annual Fee Schedule: (1/12th payable monthly)
     -------------------

     The fees for the services described in Schedule A shall be $20,000 per annum.

II.  Pricing Service Fees: (Based on individual cusip or security
     --------------------
     identification numbers.)

     Muller Data Corporation *
     *Based on current vendor costs, subject to change.

     GNMA Quotes                               $ .25 per Quote per Bond
     Government/Corporate Quotes               $ .50 per Quote per Bond
     Tax-Exempt Short & Long Term Quotes       $ .55 per Quote per Bond
     Tax-Exempt Variable Rate Change Info      $ .55 per Rate Change per
                                               Issue

                  (Assumes a Minimum Weekly File Transmission)

     There will be no charge for the domestic dividend and capital change information transmitted daily to Fund/Plan Services from Muller Data Corporation.

     Quotron Systems, Inc.

     There will be no charge for the domestic security prices supplied by Quotron Systems, Inc.

                             Fee Schedule- Page #2
                            The Stratton Funds. Inc.
                         Stratton Small-Cap Yield Fund

--------------------------------------------------------------------------------
     Telerate Systems, Inc. *
     * Based on current vendor costs, subject to change.

     Specific costs will be identified based upon options selected by the client and will be billed monthly.

II. Yield Calculation: (if applicable)
    -----------------

     Provide up to 12 reports per year to reflect the yield calculations for non-money market funds required by the SEC. $1,000 per year per Fund (US dollar denominated securities only).

OUT-OF-POCKET EXPENSES
----------------------

The Fund will reimburse Fund/Plan Services monthly for all reasonable   out-of-
pocket expenses, including telephone, postage, telecommunications, special reports, record retention, special transportation costs as incurred, and unusual expenses incurred while establishing viable agreements between the Fund and Fund/Plan Services. The cost of copying and sending materials to auditors for off-site audits will be an additional expense.

ADDITIONAL SERVICES
-------------------

To the extent the Fund commences using investment techniques such as Security Lending, Interest Rate Swaps, Leveraging, Short Sales, Futures, Precious Metals, or non-US Dollar denominated securities or currency, additional fees will apply. Activities of a non-recurring nature such as fund consolidations, mergers or reorganizations will be subject to negotiation. To the extent the Fund should decide to issue multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services or reports will be quoted upon request.

The Schedules will be amended as necessary to reflect the addition of other services for additional portfolios or Funds of the Series.

                                FEE SCHEDULE FOR
                          THE STRATTON FAMILY OF FUNDS

                           Stratton Monthly Dividend
                          Shares Stratton Growth Fund
                         Stratton Small-CAP YIELD FUND



PRESENT                                        PROPOSED
--------------------------------------------------------------------------------
                   SMDS        SGF          SMDS         SGF        SSCY
--------------------------------------------------------------------------------
ACCOUNTING         $21,000     $20,000      $26,000      $20,000    $20,000
(flat fee,
no basis points
included)

--------------------------------------------------------------------------------

CUSTODY                                     Same as      Same as    Same as
 .00065 on 10 million )                      present      present    present
 .00035 next 20 million ) Applies to
 .00025 next 20 million ) SMDS & SGF
 .000175 next 50 million)
 .00015 over 100 million)

DTC $14.00
Physical $24.50

--------------------------------------------------------------------------------

TRANSFER AGENT     $12.00      $9.60        $13.00       $13.00     $13.00
(per account fee,
no monthly
minimums imposed)

--------------------------------------------------------------------------------

ADMINISTRATION     $20,000     $20,000      $30,000      $30,000    $10,000
(flat fee, no
basis points
included)

--------------------------------------------------------------------------------

BROKER/DEALER      $3,000      $3,000       $3,000       $3,000     $3,000
(flat annual fee;
plus $2.00 per
kit for inquiry/
fulfillment)

--------------------------------------------------------------------------------

NOTE: New fees effective 3/1/93